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                                                                    EXHIBIT 12.1

                         RATIO OF EARNINGS TO FIXED CHARGES
                              UNITED DEFENSE L.P.
                                ($ IN MILLIONS)

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                                                                                   YEAR ENDED                 NINE MONTHS
                                                                         -------------------------------  --------------------
                                                                           1994       1995       1996       1996       1997
                                                                         ---------  ---------  ---------  ---------  ---------
FIXED CHARGES:
(1/3) of rent expense..................................................  $     3.6  $     4.3  $     4.3  $     3.3  $     3.9
Interest expense.......................................................     --         --         --         --         --
                                                                         ---------  ---------  ---------  ---------  ---------
  Total Fixed Charges..................................................  $     3.6  $     4.3  $     4.3  $     3.3  $     3.9
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------

ADJUSTED EARNINGS:
Equity earnings--foreign subsidiaries..................................  $    12.4  $    21.4  $    31.9  $    31.3  $    13.5
Dividends received from foreign subsidiaries...........................       12.5       21.4       28.1       32.4       13.9
                                                                         ---------  ---------  ---------  ---------  ---------
Equity earnings adjustment (a).........................................        0.1        0.0       (3.8)       1.1        0.4
Net income before taxes (b)............................................      133.4      109.1      101.0       84.5       70.4
Fixed charges (from above) (c).........................................        3.6        4.3        4.3        3.3        3.9
NUMERATOR: SUM OF (A), (B), & (C)
Adjusted Income & Fixed Charges........................................      137.1      113.4      101.5       88.9       74.7
                                                                         ---------  ---------  ---------  ---------  ---------
DENOMINATOR:
Fixed charges..........................................................        3.6        4.3        4.3        3.3        3.9
                                                                         ---------  ---------  ---------  ---------  ---------
RATIO OF EARNINGS TO FIXED CHARGES.....................................       38.1       26.4       23.6       26.9       19.2
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------
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